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                                EXHIBIT 21.1

               SUBSIDIARIES OF INDEPENDENT BANKSHARES, INC.

     The following is a list of all subsidiaries of the Company, jurisdiction of incorporation or organization and the percentage of shares owned, directly or indirectly, by the Company at January 2, 1997.


                                     STATE OR OTHER          PERCENTAGE
                                      JURISDICTION            OF SHARES
         NAME                       OF INCORPORATION            OWNED
         ----                 ----------------------------   ----------
Independent Financial Corp.   Delaware Corporation               100%
First State Bank, N.A.        National Banking Association      100%(1)






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(1)  A subsidiary of Independent Financial Corp.